EXHIBIT  99.1

Shareholders of Nettaxi.com Approve of Proposed Merger with RAE Systems Inc.

Campbell, California, April 8, 2002 - Nettaxi.com (OTC BB: NTXY), a community and portal web site today announced that its shareholders approved of its proposed merger with RAE Systems Inc. at the company's special meeting held on April 5, 2002.

"We are very pleased with the positive response of our shareholders and we are working hard to complete the transaction as soon as possible." said Robert A. Rositano, Jr. CEO of Nettaxi. The closing of the transaction remains subject to the filing of appropriate documentation with various government agencies and the final resolution of certain contingencies described in the merger agreement.

ABOUT NETTAXI.COM

Nettaxi.com is an Internet portal with a range of services and content. Nettaxi offers members access to broadband content featuring sports, movie clips, movie trailers and other forms of entertainment. Nettaxi has been seeking a strategic acquisition of a new and profitable business model that could potentially increase shareholder value. Nettaxi is found on the Web at
<http://www.nettaxi.com/> www.nettaxi.com.
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ABOUT  RAE  SYSTEMS

RAE Systems Inc. was established in 1991. RAE Systems is recognized as a leading manufacturer of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. Based in the heart of "Silicon Valley", RAE Systems is a progressive, high-tech company with manufacturing and distribution networks spanning the entire globe.

SAFE HARBOR STATEMENT

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the merger agreement and statements relative to the merger regarding whether the merger will add value to our business. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to close the transaction contemplated. The inability to accurately predict the success of our combined companies and other risks are detailed from time to time in our filings with the Securities and Exchange Commission represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.


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